Cascade Energy Inc.

Corporate Headquarters

5151 E. Broadway, Suite 1600

Tucson, AZ 85711

Email: info@cascadeenergyinc.com

Date: Thursday, June 30, 2005

Trading Symbol: OTCBB:CSCE

Cascade Energy Acquires Interest in New Gas & Oil Discovery Near Empress, Alberta, Canada

Cascade Energy, Inc. (OTC BB: CSCE) today is pleased to announce that the Company has acquired a 21% working interest in a new oil and gas discovery well, located near its Empress Play in Alberta, Canada. The new discovery at the 11-16-24-2W4M well is located in Twp. 24, Rge. 2 in Section 16. The well was drilled and cased on June 20th after intersecting three (3) potential hydrocarbon pay zones. A completion and testing program is now being developed and will commence within 10 days, subject to completion rig availability. Testing will be implemented in all three zones that indicate the presence of oil and gas on logs.

Section 16 where the well is located directly ties on to and is adjacent to the Empress Project, located in eastern Alberta, 160 miles east of Calgary, Alberta. Cascade has acquired the 21% working interest from an Alberta private company. Total costs and final terms for the acquisition will be announced when contracts are executed. Empress consists of 3 sections of Crown P&NG rights, and this newly acquired section gives Cascade an interest in four total sections.

Additionally, Cascade is preparing to drill a well on a similar structure to this new discovery on its 49% earn-in lands. Well licensing and permitting are currently underway for this location. A spud date is expected in July.

ABOUT CASCADE ENERGY

Cascade is an explorer for natural gas and oil with a head office in Sacramento, California, in the heart of California 's gas country. The primary objective of Cascade is to acquire, discover, upgrade and expand North American onshore oil and gas reserves towards near-term production and cash flow, together with identifying and participating in exploration opportunities. By maintaining a balanced debt and equity mix, Cascade's operating strategy is to become cash flow positive in the short term to allow the Company a re-investment of production dollars to enhance and grow company assets. By searching and identifying exploration and producing properties that fit the company's investment and production criteria, Cascade has formulated a strategy to prioritize assets that provide low risk, short payback period and long life reserves.

Safe harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Cascade Energy Inc. has little or no control.

ON BEHALF OF THE BOARD

Cascade Energy, Inc.

Sam Johal-President